Exhibit 5.3

Aon plc 15 George’s Quay Dublin 2 Ireland D02 VR98

Our ref FBO/LMcB 659500-70	17 September 2026

Dear Addressee

Aon North America, Inc. and Aon Global Holdings plc Senior Notes Offering

1	Introduction

We act as legal advisers to Aon plc, a public limited company incorporated under the laws of Ireland with company number 604607 (the “Company”), which has asked us to give this Opinion as to certain matters of Irish law in connection with the filing by the Company, Aon North America, Inc., a Delaware corporation (“ANA”), Aon Global Holdings plc, a public limited company incorporated under the laws of England and Wales (“AGH”, and together with ANA, the “Issuers”), Aon Corporation, a Delaware corporation and Aon Global Limited, a private limited company incorporated under the laws of England and Wales (“AGL”, and together with the Company and Aon Corporation, the “Guarantors”), on 14 September 2026, of a prospectus supplement (the “Prospectus Supplement”) to the base prospectus dated 2 July 2026 (the “Base Prospectus”) included in the shelf registration statement on Form S-3 filed by the Issuers and the Guarantors on 2 July 2026 (Registration Nos. 333-29255, 333-297255-01, 333-297255-02, 333-297255-03 and 333-297255-04) (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”).

The Prospectus Supplement relates to the offer and sale by the Issuers of US$2,000,000,000 aggregate principal amount of 5.350% Senior Notes due 2029 (the “2029 Notes”), US$3,000,000,000 aggregate principal amount of 5.625% Senior Notes due 2031 (the “2031 Notes”), US$2,000,000,000 aggregate principal amount of 5.800% Senior Notes due 2033 (the “2033 Notes”), US$2,750,000,000 aggregate principal amount of 5.950% Senior Notes due 2036 (the “2036 Notes”), US$1,000,000,000 aggregate principal amount of 6,100% Senior Notes due 2038 (the “2038 Notes”), US$750,000,000 aggregate principal amount of 6.450% Senior Notes due 2046 (the “2046 Notes”) and US$2,000,000,000 aggregate principal amount of 6.450% Senior Notes due 2056 (the “2056 Notes”, and together with the 2029 Notes, the 2031 Notes, the 2033 Notes, the 2036 Notes, the 2038 Notes and the 2046 Notes, the “Notes”).

The Notes are to be issued under the New York law governed base indenture dated 1 March 2024, filed with the Commission on 1 March 2024 as Exhibit 4.1 to the Company’s Current Report on Form 8-K, made among the Issuers, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) (the “Base Indenture”), as supplemented by the second indenture supplement dated the date hereof made among the Issuers, the Guarantors and the Trustee (the “Second Indenture Supplement”, and together with the Base Indenture, the “Indenture”). The Indenture provides that the Notes are to be guaranteed by the Guarantors (such guarantee obligations, being the “Guarantees”).

The Notes are to be sold pursuant to a New York law governed underwriting agreement dated 14 September 2026 made among the Issuers, the Guarantors and Citigroup Global Markets Inc., BofA Securities, Inc., HSBC Securities (USA) Inc., Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein (the “Underwriting Agreement”).

2	Basis of Opinion

For the purpose of giving this Opinion, we have examined the documents and have conducted the searches listed in Schedule 1 (Documents and Searches) to this Opinion, together with such other materials as we have considered necessary or relevant as a basis for the opinions contained herein.

This Opinion is strictly limited to the matters expressly stated under Section 3 (Opinions), below, and is not to be read as extending, by implication or otherwise, to any other matter. In particular, this Opinion does not deal with any tax matter or the tax consequences of any matter referred to in this Opinion, in the documents or other materials examined by us for the purpose of giving this Opinion, or otherwise.

We express no opinion and make no representation or warranty as to any matter of fact. We have not investigated or verified any of the facts or assumptions, or the reasonableness of any assumptions, statements or opinions contained or represented by any person in the documents or other materials examined by us for the purposes of giving this Opinion, nor have we attempted to determine if any relevant facts have been omitted from such documents or materials.

This Opinion is given with respect to the laws of Ireland in effect on the date hereof and is based on legislation published and cases fully reported before that date and our knowledge of the facts relevant to the opinions contained herein. For the avoidance of doubt, Ireland does not include Northern Ireland (which is a separate jurisdiction), and references to the laws of Ireland do not include the laws in force in Northern Ireland.

We have made no investigations of, and we express no opinion on, the laws of any jurisdiction other than Ireland, or the effect thereof. In particular, we have made no investigations of any reference to non-Irish laws in any document or other materials examined by us or the meaning or effect thereof, and any phrases used in any non-Irish law governed document examined by us have been construed by us as having the meaning and effect they would have if such document was governed by Irish law. We have assumed, without enquiry, that there is nothing in the laws of any jurisdiction other than Ireland which would, or might, affect the opinions contained herein, and that, insofar as the laws of any jurisdiction other than Ireland are relevant, such laws have been, or will be, complied with.

This Opinion is expressed as of the date hereof and we assume no obligation to update the opinions contained herein.

3	Opinions

Based upon, and subject to, the foregoing and the assumptions, qualifications and limitations set out in Schedule 2 (Assumptions), Schedule 3 (Qualifications) and elsewhere in this Opinion, we are of the following opinions:

(a)	The Company is a public limited company, duly incorporated and validly existing under the laws of Ireland.

(b)

The Company has the requisite corporate power under its constitution to enter into the Indenture and to perform its obligations thereunder (including the Guarantees), and the Company has taken all necessary corporate action required of it to authorise the Company’s entry into the Indenture and to give the Guarantees thereunder.

(c)	The Guarantees would be recognised by the courts of Ireland as its legal, valid and binding obligations under the laws of Ireland, to the extent such laws apply thereto.

4	Reliance

This Opinion is furnished to you and the persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act strictly for use in connection with the Registration Statement and may not be relied upon by any other person without our prior written consent.

5	Consent

We hereby consent to the filing of this Opinion as Exhibit 5.3 to the Current Report on Form 8-K relating to the Notes, to be filed by the Company on the date hereof and to the references to Matheson LLP under the caption “Legal Matters” in the Prospectus Supplement forming part of the Registration Statement. In giving such consent, we do not admit that we are included in the category of persons whose consent is required under section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

6	Governing Law

This Opinion and the opinions contained herein are governed by, and shall be construed in accordance with, the laws of Ireland.

Yours faithfully

/s/ Matheson LLP

MATHESON LLP

Schedule 1

Documents and Searches

For the purpose of giving this Opinion, we have examined the documents and have conducted the searches listed below.

1.	The Registration Statement, as filed with the Commission on 2 July 2026.

2.	The Base Prospectus, which is included in the Registration Statement.

3.

The preliminary prospectus supplement dated 11 September 2026 relating to the offering of the Notes, as filed with the Commission on 11 September 2026 (together with the Base Prospectus, the “Preliminary Prospectus”).

4.	The Prospectus Supplement, as filed with the Commission on 15 September 2026 (together with the Base Prospectus, the “Prospectus”).

5.	An executed .pdf copy of the Base Indenture, as filed with the Commission on 1 March 2024 as Exhibit 4.1 to the Company’s Current Report on Form 8-K.

6.	A .pdf. copy of the executed Second Supplemental Indenture.

7.	A .pdf copy of the executed Underwriting Agreement.

8.	A certificate issued by the secretary of the Company dated the date of this Opinion (the “Corporate Certificate”):

(a)	attaching a copy of each of the following documents certified as being true, complete and correct by the secretary:

(i)

the Company’s certificate of incorporation dated 23 May 2017, certificate of incorporation on change of name dated 5 November 2019 and certificate of incorporation on re-registration as a public limited company 18 March 2020 (the “Certificates of Incorporation”);

(ii)

the memorandum of association of the Company adopted on 31 March 2020 (the “Memorandum of Association”) and the articles of association of the Company as amended on 2 June 2021 (the “Articles of Association”, and together with the Certificates of Incorporation and the Memorandum of Association, the “Constitutional Documents”);

(iii)

an extract from the minutes of a meeting of the board of directors of the Company held on 16 February 2024, at which the directors resolved, among other matters, to approve the entry by the Company into the Base Indenture (the “Board Minutes Extract”); and

(iv)

written resolutions of all the directors of the Company passed on 30 August 2026, at which the directors resolved, among other matters, to approve the entry by the Company into the Second Indenture Supplement and to give the Guarantees thereunder (the “Written Board Resolutions”); and

(b)	certifying certain other matters, as set out therein, on which we have relied for the purpose of this Opinion.

9.

Searches carried out by independent law researchers on our behalf against the Company on the date of this Opinion: (a) in the Register of Winding-up Petitions maintained at the Central Office of the High Court of Ireland (the “Register of Winding-up Petitions”), (b) in the Judgments’ Office of the High Court of Ireland and (c) on the file of the Company maintained by the Registrar of Companies at the Irish Companies Registration Office (the “Companies Registration Office”) (together the “Searches”).

Schedule 2

Assumptions

The opinions contained herein are given on the basis of the assumptions set out in this Schedule.

1	Documents

1.1	Genuine Signatures

All signatures (including, for the avoidance of doubt, electronic signatures), initials, seals and stamps contained in, or on, any document examined by us are genuine.

1.2	Authentic and Complete

All documents provided to us as originals are authentic and complete and all documents provided to us as copies (including, without limitation, any document provided to us as a .pdf (or any other format) attachment to an email) are complete and conform to the originals of such documents, and the originals of such documents are authentic and complete with all requisite seals and stamps affixed.

1.3	True and Accurate

The contents of the documents (including the Corporate Certificate) and any other materials examined by us for the purposes of this Opinion are true and accurate as to factual matters, but we have made no independent investigation regarding such factual matters.

1.4	No Revocation or Amendment

All documents dated on, or prior to, the date hereof and on which we have expressed reliance have not been revoked or amended and remain accurate.

1.5	Natural Persons

Each natural person who has executed any document examined by us for the purposes of this Opinion had the due personal legal capacity to do so.

1.6	Electronic Signatures

Any electronic signature inserted on a document was inserted by the signatory in question and not by another person and where attested by a witness was inserted in the physical presence of the witness. Each party to any document which has been executed using electronic signatures has consented to the execution of that document by way of electronic signature.

1.7	Delivery

The Indenture has been unconditionally delivered by the parties thereto (including the Company) and is not subject to any escrow or similar arrangement.

2	Corporate Authority

2.1	Constitutional Documents

There have been no amendments to the Constitutional Documents or the other attachments to the Corporate Certificate.

2.2	Board Approvals

The resolutions documented in the Board Resolutions’ Extract were passed at a properly convened, constituted and quorate meeting of the board of directors of the Company, and such resolutions have not, since their date of adoption, been amended, superseded or rescinded and are in full force and effect. The Written Board Resolutions have not, since their date of adoption, been amended, superseded or rescinded, and are in full force and effect.

2.3	Corporate Benefit

The Company has derived, or will derive, a commercial benefit from entering into the Indenture and any other document referred to in, or contemplated by, the Preliminary Prospectus and the Prospectus (including the Underwriting Agreement) and giving the Guarantees, in each case commensurate with the obligations undertaken by it thereunder.

2.4	Good Faith, Best Interests of the Company and Purpose

In approving the entry into the Indenture and any other document referred to in, or contemplated by, the Indenture, the Preliminary Prospectus or the Prospectus (including the Underwriting Agreement) and giving the Guarantees, the directors of the Company have acted, or will act, in good faith in the interests of the Company for the benefit of its members as a whole and for its legitimate business purposes.

2.5	Disclosure of Interests

In approving the entry into the Indenture and any other document referred to in, or contemplated by, the Indenture, the Preliminary Prospectus and the Prospectus (including the Underwriting Agreement) and giving the Guarantees, each director of the Company has disclosed any interest which he or she may have in the relevant transactions in accordance with the provisions of the Companies Act 2014 of Ireland, as amended (the “Companies Act”) and the Company’s constitution.

2.6	Disqualification or Restriction

No director or secretary of the Company is the subject of any declaration, order or deemed order for disqualification or restriction under the Companies Act, including Chapters 3 and 4 of Part 14 thereof, and no such person has received any notice under the Companies Act regarding a disqualification or restriction undertaking.

2.7	Group

The Company together with any other entity whose obligations are guaranteed by it under the Indenture together comprise a “group” for the purposes of section 243 of the Companies Act, and any person that subsequently becomes an issuer or a guarantor under the Indenture will also be a member of such group.

2.8	Financial Assistance

The Company will not, by virtue of entering into the Indenture and any other document referred to in, or contemplated by, the Indenture, Preliminary Prospectus and the Prospectus (including the Underwriting Agreement) and giving the Guarantees, give any financial assistance (as contemplated by sections 82 and 1043 of the Companies Act) for the purpose of the acquisition of any shares in the capital of the Company, save as permitted by, or pursuant to an exemption from the application of, the said sections 82 and 1043.

3	Parties Other than the Company

Each person expressed to be a party to the Indenture (other than the Company):

(a)	is duly incorporated and validly existing;

(b)

is not the subject of any insolvency proceedings (which includes those relating to bankruptcy, liquidation, examinership, rescue process, administration, receivership and reorganisation) in any jurisdiction;

(c)	has (or, in the case of the Base Indenture, continues to have) the due and requisite capacity to enter into the Indenture and to perform the obligations it is expressed to assume under it;

(d)	has taken all necessary corporate action to authorise it to execute the Indenture and to perform the obligations it is expressed to assume under it;

(e)	has complied with and will comply with all the laws and regulations applicable to the transactions contemplated by the Indenture in any jurisdiction; and

(f)	has duly executed the Indenture.

4	Searches

The information disclosed by the Searches was accurate and complete as of the date the Searches were made and has not been altered. The Searches did not fail to disclose any information which had been delivered for registration but which did not appear from the information available at the time the Searches were made or which ought to have been delivered for registration at that time but had not been so delivered. No additional matters would have been disclosed by additional searches being carried out since that time.

5	Solvency of the Company

5.1	Solvent

The Company was solvent immediately following the execution of the Second Indenture Supplement.

5.2	Not Insolvent

The Company will not be insolvent as a consequence of: (a) executing and delivering the Second Indenture Supplement, (b) giving the Guarantees and / or (c) doing any other act or thing referred to in, or contemplated by, the Indenture, the Preliminary Prospectus or the Prospectus(including the Underwriting Agreement).

5.3	No Receiver

No receiver has been appointed in relation to the Company or any of its assets or undertaking.

5.4	No Winding-up / Court Protection

The Company has not passed a voluntary winding-up resolution or a resolution to place the Company under court protection or to appoint a process adviser, and no petition has been presented to, or order made by, a court for the winding-up of the Company or to place the Company under court protection or for the appointment of a process adviser.

5.5	No Unfair Preference

In approving the giving of the Guarantees, there was no intent by the Company to give a creditor a preference which could be deemed an unfair preference in accordance with section 604 of the Companies Act.

6	Laws of Other Jurisdictions

6.1	Legal, Valid and Binding

The obligations expressed to be assumed by each party to the Indenture constitute legal, valid, binding and enforceable obligations under all applicable laws and in all applicable jurisdictions (other than, in the case of the Company, the laws of Ireland and the jurisdiction of Ireland).

6.2	Not Illegal or Ineffective

If any obligation of any of the parties under the Indenture or any other document referred to in, or contemplated by, the Indenture, the Preliminary Prospectus or the Prospectus (including the Underwriting Agreement) is to be performed in any jurisdiction other than Ireland, its performance will not be illegal or ineffective by virtue of the law of that jurisdiction.

6.3	Non-Contravention

There are no provisions of the laws or public policy of any jurisdiction outside Ireland which would be contravened by the execution or performance of the Indenture or any other document referred to in, or contemplated by, the Indenture, the Preliminary Prospectus or the Prospectus (including the Underwriting Agreement) or which would render their performance ineffective by virtue of the laws of that jurisdiction.

7	General

7.1	Offers of the Notes and Guarantees

(a)

All offers, marketing, sales, issuances, admissions to trading and / or listing of the Notes and the Guarantees will conform to the description thereof in the Preliminary Prospectus and the Prospectus.

(b)

All authorisations, approvals, licences, exemptions or consents of governmental or regulatory authorities (other than, in the case of the Company, of Ireland) with respect to the offering, marketing, sale and / or issuance of the Notes and the Guarantees have been obtained and are in full force and effect, and the selling restrictions contained in the Preliminary Prospectus and the Prospectus have been and will, at all times, be observed.

(c)

The offering, marketing, sale, issuance, admission to trading and / or listing of the Notes and the Guarantees will be made, effected and conducted in accordance with and will not otherwise violate: (a) any applicable securities laws and regulations of any jurisdiction (including Ireland) which impose any restrictions or mandatory requirements in relation to the offering or sale of any securities to the public, including the obligation to prepare a prospectus or registration document relating to any securities and (b) any requirement or restriction imposed by any court, governmental body or regulatory authority (including of Ireland) having jurisdiction over the Company or the members of its group.

7.2	No Listing or Trading on a Market in the European Economic Area

Neither the Notes nor the Guarantees will be listed or traded on a stock exchange or other market in the European Economic Area.

7.3	Financial Restrictions and Sanctions

The offering and sale of the Notes and the giving of the Guarantees and any transfers and payments to be made thereunder or in connection therewith are not, and will not be, affected or prohibited by any financial restrictions or sanctions imposed by the United Nations, the European Union or Ireland or which arise under any human rights, anti-terrorism, anti-corruption, anti-money laundering or exchange control laws and regulations of the European Union or Ireland, including, without limitation, any arising from orders made under the Financial Transfers Act 1992 of Ireland, the Criminal Justice (Terrorist Offences) Acts 2005 and 2015 of Ireland or the Criminal Justice (Money Laundering and Terrorist Financing) Acts 2010 to 2021 of Ireland.

7.4	No Bad Faith, Fraud, Coercion, Duress or Undue Influence

There has been no bad faith, fraud, coercion, duress or undue influence on the part of any of the parties to any of the documents or other materials we have examined for the purpose of this Opinion (including the Company), or their respective directors, employees, agents and / or advisers.

Schedule 3

Qualifications

The opinions contained herein are given subject to the qualifications set out in this Schedule.

1	Searches

There are some potential limitations to the effectiveness of the Searches. These include:

(a)	A search in the Companies Registration Office will not reveal whether a petition has been presented to the Irish courts for the appointment of a liquidator or an examiner.

(b)

A search of the Register of Winding-up Petitions should reveal the existence of a petition for the appointment of a liquidator or an examiner but there may be a time lag between presentation and entry of particulars of the petition on the Register of Winding-up Petitions and accordingly a search of the Register of Winding-up Petitions may fail to reveal that any such petition has been presented. Furthermore, in the case of certain smaller companies a petition for the appointment of an examiner may be presented to the Circuit Court and a search of the Register of Winding-up Petitions will not reveal the existence of such a petition.

(c)

A search in the Companies Registration Office should reveal the appointment of a liquidator, examiner, process adviser or receiver (whether by the Irish courts or, in the case of a liquidator, process adviser or a receiver, out of court). However, similarly there may be a time lag between the appointment and the filing of particulars of the appointment and accordingly a search in the Companies Registration Office may fail to reveal any such appointment.

2	Legal, Valid and Binding

The expressions “legal”, “valid” and “binding” and any combination or variations thereof when used in Section 3 (Opinions), mean that the obligations expressed to be assumed under an agreement are of a type which the courts of Ireland will treat as valid, binding and enforceable. It does not mean that these obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular, enforcement of obligations under an agreement may be:

(a)

limited by general principles of equity, in particular, equitable remedies (such as an order for specific performance or an injunction) which are discretionary and are not available where damages are considered to be an adequate remedy;

(b)

subject to any limitations arising from examinership, administration, bankruptcy, insolvency, moratoria, receivership, liquidation, reorganisation, court scheme of arrangement, arrangement and similar laws affecting the rights of creditors;

(c)	limited by the provisions of the law of Ireland applicable to contracts held to have been frustrated by events happening after their execution;

(d)

invalidated if and to the extent that performance or observance arising in a jurisdiction outside Ireland would be unlawful, unenforceable, or contrary to public policy or to the exchange control regulations under the law of such jurisdiction;

(e)	invalidated by reason of fraud; and / or

(f)	barred under the Statutes of Limitations or may be or become subject to the defence of set-off or counterclaim.

3	Court Protection

3.1	Examiner

The Companies Act prohibits certain steps being taken, except with the leave of the High Court, against a company after the presentation of a petition for the appointment of an examiner. This prohibition continues for so long as the examiner remains appointed. An examiner may remain appointed for a maximum period of one hundred days during which time the examiner must complete a report to formulate proposals for a compromise or scheme of arrangement in relation to the company concerned. Following the submission of this report to the High Court, the High Court may extend the period of appointment by such further period as the High Court considers necessary to enable it to take a decision as to whether it confirms the proposals set forth by the examiner. Prohibited steps include steps taken to withhold performance of, terminate or accelerate any executory contract solely by reason of the making of a petition to appoint, or the appointment of, an examiner or because the company is unable to pay its debts, steps taken to enforce any security over the company’s property, the commencement or continuation of proceedings or execution or other legal process or the levying of distress against the company or its property and the appointment of a receiver.

3.2	Examiner—Circuit Court

Under the provisions of the Companies Act, an examiner can also be appointed on a petition to the Circuit Court, if certain criteria are met. It is not possible for anyone other than a party to the relevant proceedings or the solicitors on record for such parties to inspect the Circuit Court files to ascertain whether a petition for the appointment of an examiner has been made in the Circuit Court, and we have made no searches or enquiries in this regard in respect of the Company.

4	Default Interest and Indemnities

4.1	Penalties

A contractual provision conferring or imposing a remedy or an obligation consequent upon default may not be enforceable if it were construed by an Irish court as being a penalty, particularly if it involved enforcing an additional pecuniary remedy (such as a default or overdue interest) referable to such default and which does not constitute a genuine and reasonable pre-estimate of the damage likely to be suffered as a result of the default in payment of the amount in question or the termination in question; further, recovery may be limited by laws requiring mitigation of loss suffered.

4.2	Costs’ Indemnity

An Irish court may not give effect to an indemnity given by any party in an agreement or other document to the extent it is in respect of legal costs incurred by an unsuccessful litigant or to the extent that it is in respect of litigation costs which are not awarded by the court.

4.3	Currency Indemnity

In the event of any proceedings being brought in an Irish court in respect of a monetary obligation expressed to be payable in a currency other than euro an Irish court would have the power to give a judgment to pay a currency other than euro, it may decline to do so in its discretion and an Irish court might not enforce the benefit of currency conversion or indemnity clauses and, with respect to a bankruptcy, liquidation, insolvency, reorganisation or similar proceeding, the law of Ireland may require that all claims or debts are converted into euro at an exchange rate determined by the court as at a date related thereto, such as the date of commencement of a winding up.

5	General

5.1	Determination may not be Conclusive

A determination or calculation of any party to an agreement stated in that agreement to be conclusive may be held by the courts of Ireland not to be final, conclusive or binding.

5.2	Exclusion from Liability

The effect of terms, if any, in an agreement excusing a party from a liability or duty otherwise owed are limited by law.

5.3	Exercise of Discretion

Where a party is vested with a discretion or may determine a matter in his or its opinion, the laws of Ireland may require that such discretion is exercised reasonably or that such opinion is based upon reasonable grounds.

5.4	Amendment of Guaranteed Obligations

The courts of Ireland may interpret restrictively any provision purporting to allow the beneficiary of a guarantee or other suretyship to make a material amendment to the obligations to which the guarantee or suretyship relates without further reference to the guarantor or surety.

5.5	Severability

The enforceability of any provision as to severability may be determined by the courts of Ireland at its discretion.

5.6	Powers of Attorney

No opinion is expressed on the irrevocability of any power of attorney.

5.7	Future Agreement and Uncertain Terms

An Irish court may not give effect to any provision of an agreement which: (a) provides for a matter to be determined by future agreement or negotiation, or (b) it considers to be devoid of any meaning, vague or uncertain.

5.8	Set-Off

A right of set-off provided for in a contract or another document may not be enforceable in all circumstances.